Exhibit 99.1(a)

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034

Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 332 9373 Mark.Oberle@celanese.com

Celanese Corporation Names John J. Gallagher III Chief Financial Officer
(DALLAS) August 31, 2005 -— Celanese Corporation (NYSE: CE) today announced that it has named John J. Gallagher III, 41, executive vice president and chief financial officer effective immediately. He replaces Corliss (Corky) Nelson, who has left the company to pursue other interests.
Gallagher brings nearly 20 years of experience as a veteran of the chemicals industry having most recently served as chief executive officer, and previously, senior vice president and chief financial officer, of Great Lakes Chemical Corporation. “We’re excited about John’s proven track record and financial acumen in the chemicals industry. I’m confident John will help lead Celanese successfully into the future,” said David Weidman, president and chief executive officer.
Prior to joining Great Lakes Chemical, Gallagher served as the chief financial officer of UOP LLC and chief financial officer of the Bendix division of AlliedSignal, Inc. A graduate of the University of Delaware, Gallagher also spent the early part of his career in public accounting at Price Waterhouse LLP.
Thanking Nelson for his service, Weidman said: “We are grateful to Corky and appreciate his commitment to leading Celanese through its IPO and positioning the finance department well through our restructuring. We wish him well in future endeavors.”
About Celanese
Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company’s web site at www.celanese.com.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.